Anterix Announces Tom Kuhn as Chairman of the Board of Directors
as Morgan O’Brien Retires After More Than 12 Years on the Board

WOODLAND PARK, NJ, December 30, 2024 – Anterix (NASDAQ: ATEX) (“the Company”) announced today utility industry veteran Tom Kuhn as Chairman of the Anterix Board of Directors, effective January 1st, as the end of 2024 marks the anticipated retirement of Morgan O’Brien as Executive Chaiman of the Anterix Board after more than 12 years with the Company. O’Brien will continue as an advisor.

“Anterix and our nation’s utilities have benefited greatly from Morgan’s tremendous leadership and counsel during his tenure and his impact on the Company cannot be overstated," said Tom Kuhn, Vice Chairman of the Board. “I am honored to be named Chairman of the Board during this important time in the Company’s evolution and look forward to supporting the Company’s efforts to drive significant growth and value creation for the benefit of all Anterix stakeholders.”

“Morgan has been a true thought leader in our industry. On behalf of the Board and management team, I want to extend our sincere gratitude to him for his steadfast leadership and innovative vision,” said Scott Lang, Anterix President and Chief Executive Officer. “I also want to congratulate Tom on his new role, and I look forward to working with him and the rest of the Board to realize the next chapter of the Company.”

“The last 12 years have been an amazing journey. As a result of the success Anterix has already achieved, the Company is well positioned to continue in its mission of transforming our nation's energy sector with the power of connectivity,” said Morgan O’Brien. “I am confident that under the leadership of Scott Lang and Tom Kuhn, the Company will achieve great results.”

Kuhn has served on Anterix’s Board of Directors since January 2024 and prior to that spent more than thirty years as President and CEO of the Edison Electric Institute (“EEI”), the trade association representing U.S. investor-owned electric utilities.

O’Brien has served as an executive leader with the company for more than 12 years in roles spanning from President and CEO of the Company to Executive Chairman of its Board of Directors.

About Anterix Inc.

At Anterix, we work with leading utilities and technology companies to harness the power of 900 MHz broadband for modernized grid solutions. Leading an ecosystem of more than 100 members, we offer utility-first solutions to modernize the grid and solve the challenges that utilities are facing today. As the largest holder of licensed spectrum in the 900 MHz band (896-901/935-940 MHz) throughout the contiguous United States, plus Hawaii, Alaska, and Puerto Rico, we are uniquely positioned to enable private LTE solutions that support cutting-edge advanced communications capabilities for a cleaner, safer, and more secure energy future. To learn more and join the 900 MHz movement, please visit www.anterix.com.

Shareholder Contact

Natasha Vecchiarelli
Vice President, Investor Relations & Corporate Communications
Anterix
973-531-4397
nvecchiarelli@anterix.com